FMI FUNDS, INC.
SHAREHOLDER SERVICING PLAN
DATED AND EFFECTIVE AS OF DECEMBER 31, 2019
FMI Funds, Inc. desires to adopt this Shareholder Servicing Plan (this “Plan”) to facilitate the identifying, monitoring and payment of shareholder services and shareholder servicing fees on behalf of its series.
RECITALS
WHEREAS, FMI Funds, Inc. (the “Corporation”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”);
WHEREAS, the series of the Corporation, currently the FMI Large Cap Fund, the FMI Common Stock Fund, the FMI International Fund the FMI International Fund II – Currency Unhedged (each a “Fund” and collectively, the “Funds”), may pay brokers, dealers, or other financial intermediaries (“Service Organizations”) for sub-transfer agent and shareholder services including, but not limited to: (1) aggregating and processing purchase and redemption requests and transmitting such orders to the Funds’ transfer agent; (2) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (3) processing dividend and distribution payments from the Funds on behalf of shareholders; (4) providing information periodically to shareholders showing their positions; (5) arranging for bank wires; (6) responding to shareholder inquiries concerning their investment; (7) providing sub-accounting with respect to shares beneficially owned by shareholders or the information necessary for sub-accounting; (8) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); and (9) providing similar services as may reasonably be requested (collectively, “Shareholder Services”);
WHEREAS, only the Investor Class shares of the Funds currently bear the expenses of Shareholder Services, subject to certain limitations;
WHEREAS, the investment adviser to the Funds (the “Adviser”) has agreed to serve as shareholder servicing facilitator for the Funds, for the purpose of identifying and monitoring the activities of the Service Organizations and making or overseeing payments to the Service Organizations for the Shareholder Services rendered; and
WHEREAS, the Corporation desires to adopt this Plan to facilitate the identifying, monitoring and payment of Shareholder Services on behalf of the Funds.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, the Corporation hereby adopts this Plan on behalf of each of the Funds on the following terms and conditions:
1.The Adviser has agreed to arrange for the provision of Shareholder Services by Service Organizations on behalf of the Funds, and to oversee and instruct the Funds’ administrator to issue payment to such Service Organizations for such Services. The Board of Directors of the Corporation shall be responsible for determining that the Shareholder Services are non-distribution services and for periodically monitoring, with the assistance of the Adviser, the activities of the Service Organizations.
2.The Funds or the Adviser, pursuant to the terms of this Plan, will pay Service Organizations for providing or for arranging for the provision of Shareholder Services to beneficial owners of the Funds, provided that such Services are not duplicative of the servicing otherwise provided on behalf of the Funds.
3.With regard to the Funds’ Investor Class shares, the Investor Class shares of the Funds shall pay the Service Organizations for assets maintained in an omnibus account at an annual rate of up to 0.15% of the average daily net assets, or at an annual per account rate as approved by the Board of Directors. The Funds may make such payments either monthly or quarterly. The payments shall be calculated either monthly or quarterly. Payments to the Service Organizations may be discontinued, or the rate amended, at any time by the Board of Directors of the Corporation, in its sole discretion.
4.With regard to the Funds’ Institutional Class shares, the Institutional Class shares of the Funds may pay fees to the Service Organizations as approved by the Board of Directors. Currently, Institutional Class shares do not pay fees to the Service Organizations.
5.The Adviser shall pay any portion of the fees owed to Service Organizations for Shareholders Services rendered on behalf of the Funds that are not paid by the Funds. From time to time, the Adviser may voluntarily reimburse a Fund’s expenses under this Plan.
6.Payments under this Plan may be discontinued, or the rate or amount amended, at any time by the Board of Directors of the Corporation, in its sole discretion. And the Board may authorize the Funds to pay for Shareholder Services or similar services outside of this Plan.
7.The Board may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (a) the identity of Service Organizations; and (b) what share classes are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.
8.While this Plan is in effect, the Adviser shall report in writing at least annually to the Board of Directors of the Corporation the identity of any Service Organizations providing Shareholder Services to the Funds, the services provided and the amounts expended under this Plan.
9.This Plan has been approved by a vote of the Board of Directors of the Corporation, including a majority of the Directors who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Directors”), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund’s Board of Directors including the Independent Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended at any time by a vote of a majority of the Independent Directors or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.